Ram Associates

Certified Public Accountant

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

ARC287BC Corporation

I have audited the accompanying balance sheets of ARC287BC Corporation for the year ended December 31, 2016, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARC287BC Corporation as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles

/s/

July 14, 2017